Exhibit 10.3
[EXECUTION VERSION]
General Electric Capital Corporation
10 Riverview Drive, 4th Floor
Danbury, CT 06810
December 7, 2009
CONFIDENTIAL
The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Attn: Michael Scarpa, Chief Operating Officer and Chief Financial Officer

Re:	Commitment Letter
Ladies and Gentlemen:
You have advised General Electric Capital Corporation (“GE Capital” or “Agent”) that The Talbots, Inc. (“Talbots”) and certain of its subsidiaries (such subsidiaries of Talbots and Talbots are collectively referred to as the “Borrowers” and individually as a “Borrower” , and together with the Guarantors as defined below, the “Credit Parties”) are seeking up to $200 million of financing (the “Financing”) pursuant to a senior secured revolving credit facility (“Revolver”) in connection with (i) the merger of a newly-formed wholly-owned subsidiary of Talbots (hereinafter, “Merger Sub”) with and into BPW Acquisition Corp. (“BPW”), with BPW as the surviving entity, (ii) the refinancing of certain existing indebtedness of the Credit Parties and (iii) in support of working capital, capital expenditures and other general corporate purposes of the Borrowers (collectively, “the Transaction”).
We anticipate that each subsidiary of Talbots that is a Borrower will be a domestic operating company that directly owns substantially all of the assets used in its business and does not have any material subsidiaries; provided that, in no event, shall Talbots Classics National Bank and Talbots Charitable Foundation, Inc. (collectively, the “Excluded Subsidiaries”) be Borrowers.
Based on our understanding of the Transaction as described above and the information which you have provided to us to date, GE Capital is pleased to offer its commitment to provide the Financing described herein, subject to the terms and conditions outlined in the attached Summary of Terms (together with this cover letter, this “Commitment Letter”). GE Capital’s affiliate, GE Capital Markets, Inc. (“GECM”), will seek to syndicate a portion of the loans and loan commitments under the Financing to other financial institutions identified by GECM on the terms and conditions more fully described herein.

1

GECM shall act as the sole lead arranger and sole bookrunner with respect to the Financing. The Borrowers agree that, except as expressly provided for in this Commitment Letter or the fee letter dated as of the date hereof between Talbots and GE Capital (the “Fee Letter”), without the prior written consent of GE Capital (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles conferred to any person or entity, in respect of the Financing, and (ii) no other lender under the Financing shall receive any compensation of any kind for its participation in the Financing.
GECM intends to commence syndication efforts with respect to achieving a Successful Primary Syndication (as defined below) promptly, and upon Borrowers’ acceptance of this Commitment Letter and the Fee Letter, GECM will initiate discussions with potential lenders and investors. GECM will, in consultation with Borrowers, manage and control all aspects of the syndication efforts related to achieving a Successful Primary Syndication. For purposes hereof a “Successful Primary Syndication” shall mean a syndication to other financial institutions of the loans and loan commitments under the Financing in which GE Capital’s exposure and loan commitment under the Financing has been finally reduced to or below its target hold level of $150 Million.
GE Capital and GECM each agree that such Successful Syndication may be achieved by the participation of (a) financial institutions willing to participate in the Financing and designated by GE Capital or GECM as lenders and (b) financial institutions willing to participate in the Financing and designated by the Borrowers as lenders, at its sole expense and effort, provided, that, (x) any such lender so designated by any Borrower shall (i) be a commercial bank with total assets in excess of $1,000,000,000, (ii) extends asset-based lending facilities in its ordinary course of business, and whose becoming a Lender would not be prohibited by any applicable law, (iii) have a commitment of not less than $10,000,000, (iv) not be a Credit Party or an affiliate of any Credit Party, and (v) be otherwise reasonably acceptable to GE Capital and GECM (which acceptance shall not be unreasonably withheld or delayed).
Borrowers agree to actively assist, and cooperate with (and cause their subsidiaries and advisors to actively assist and cooperate with), GE Capital and GECM in effecting and completing a Successful Primary Syndication, including, participating in bank and other relevant meetings, preparing and providing to GECM all information relating to the Financing, ensuring that GECM’s syndication efforts benefit from your existing banking relationships, and assisting GECM in the preparation of a confidential information memorandum, presentations and other offering materials to be used in connection with syndication efforts related to achieving a Successful Primary Syndication and confirming the completeness and accuracy of such materials.
Borrowers agree that until the earlier to occur of (x) the execution and delivery of the definitive Financing documentation and (y) April 17, 2010, the Borrowers shall not (and shall not permit any of their subsidiaries to), without the prior written consent of GECM, offer, issue, place, syndicate or arrange any debt securities or debt facilities, other than the Term Loan Facility and the L/C Facility (each as defined in the Summary of Terms)

2

(including any renewals, restatements, restructuring or refinancings of any existing debt securities or debt facilities (other than, solely with respect to the extension of the maturities thereof, the Existing Bank Debt) (any of the foregoing hereinafter referred to as an “Alternative Financing Arrangement”), attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing, or engage in discussions concerning any of the foregoing, in each case, for purposes of consummating a merger, consolidation, acquisition or other similar transaction with BPW or any affiliate of BPW, on the one hand, and any such Borrower or any subsidiary of such Borrower, on the other hand; provided, however, that (i) the Borrowers and their subsidiaries may discuss with other potential lenders the terms of a potential Alternative Financing Arrangement for not less than the full principal amount of the Financing so long as any such potential lender, for itself and on behalf of its affiliates, agrees in writing that it has not, and will not, commence, or engage in, any syndication or marketing efforts in respect thereof prior to the Borrowers having terminated GE Capital’s commitment under this Commitment Letter by written notice to GE Capital and (ii) prior to accepting any commitment in respect of any such Alternative Financing Arrangement, the Borrowers shall terminate GE Capital’s commitment under this Commitment Letter by written notice to GE Capital and, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, GE Capital shall be permitted to retain for its own account the entire amount of the Initial Structuring Fee Deposit (as defined in the Fee Letter) and shall not have any obligation to refund any amounts in respect thereof.
It is expressly understood and agreed that GE Capital’s commitment in respect of the Financing is subject to the Borrowers’ agreements and representations set forth herein and in the Fee Letter.
The Borrowers hereby acknowledge and agree that GECM may provide to industry trade organizations information with respect to the Financing that is necessary and customary for inclusion in league table measurements.
GE Capital’s commitment hereunder is subject to the execution and delivery of customary final legal documentation reasonably acceptable to GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter.
By signing this Commitment Letter, each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof, including, without limitation, any prior commitment letters and letters of interest. No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by the parties hereto.
This Commitment Letter is being provided to you on the condition that, except as required by law, neither it nor the Fee Letter nor their contents will be disclosed publicly or privately except to AEON (as hereinafter defined), BPW, and those individuals who are your or their directors, officers, employees, accountants, advisors, attorneys or representatives who have a need to know of them as a result of their being specifically

3

involved in the Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed (it being understood and agreed that, after full execution hereof, this Commitment Letter (including the attached Summary of Terms), but not the Fee Letter, may be filed with the Securities and Exchange Commission). No person, other than the parties signatory hereto, is entitled to rely upon this Commitment Letter or any of its contents. No person shall, except as required by law, use the name of, or refer to, GE Capital, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Transaction without the prior written consent of GE Capital.
Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, the Borrowers, jointly and severally, agree to pay upon demand to GE Capital all reasonable out-of-pocket expenses (“Transaction Expenses”) which may be incurred by GE Capital or GECM in connection with the Financing or the Transaction (including all reasonable legal, environmental, and other consultant costs and fees incurred in the preparation of this Commitment Letter, the Fee Letter and evaluation of and documenting of the Financing and the Transaction). Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, the Borrowers, jointly and severally, shall indemnify and hold harmless each of GE Capital, GECM, the Lenders, their respective affiliates, and the directors, officers, employees, agents, attorneys and representatives of any of them (each, an “Indemnified Person”), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Fee Letter, the Financing or the Transaction under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters. Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Under no circumstances shall any of you or your affiliates, on the one hand, or GE Capital, GECM or any of their respective affiliates, on the other hand, be liable to each other for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Commitment Letter, the Fee Letter, the Transaction, the Financing, the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the Transaction or the Financing closes.
EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, THE FEE LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR ANY OTHER

4

INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. Each party hereto consents and agrees that the state or federal courts located in the Borough of Manhattan, New York County, City of New York, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Financing or the Transaction under consideration, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court (including an appellate court) located outside of such jurisdiction. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection which such party may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.
This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.
GE Capital shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital may request, including business plans, financial statements (actual and pro forma), books, records, and other documents of each Credit Party.
This Commitment Letter shall be of no force and effect unless and until (a) this Commitment Letter and the Fee Letter are each executed and delivered to the undersigned GE Capital on or before 5:00 p.m. New York City time on December 8, 2009 at 10 Riverview Drive, 4th Floor, Danbury, CT 06810 and (b) such delivery is accompanied by payment of the Initial Structuring Fee (as defined in the Fee Letter) and any other fees or deposits due and payable to GE Capital as provided in the Fee Letter. Once effective, GE Capital’s commitment to provide financing in accordance with the terms of this Commitment Letter shall cease if the Transaction does not close, or the Financing is not funded for any reason, on or before April 17, 2010 and, notwithstanding any further discussions, negotiations or other actions taken after such date, neither GE Capital nor any of its affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each lender may be required to obtain, verify and record information that identifies each Borrower, which information includes the name, address, tax identification number and other information regarding such Borrower that will allow such lender to identify such Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each lender.
[Remainder of Page Left Intentionally Blank]

5

We look forward to continuing to work with you toward completing this transaction.
Our business is helping yours.

Sincerely, GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Mark J. Forti
Name:	Mark J. Forti
Title:	Duly Authorized Signatory

Talbots Commitment Letter

AGREED AND ACCEPTED THIS
8th DAY OF DECEMBER, 2009
ON BEHALF OF ITSELF AND
THE OTHER CREDIT PARTIES
THE TALBOTS, INC.

By:	/s/ Michael Scarpa

Name: Michael Scarpa
Title: Chief Operating Officer, Chief
Financial Officer and Treasurer
Talbots Commitment Letterr

THE TALBOTS, INC.
SUMMARY OF TERMS
$250 MILLION REVOLVING CREDIT FACILITY
(The “Credit Facility”)
December 7, 2009

BORROWERS:	The Talbots, Inc. and other subsidiaries to be determined (other than the Excluded Subsidiaries).

GUARANTORS:	To be determined; provided that, in no event, shall any Excluded Subsidiary be a Guarantor.

AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”).

LEAD ARRANGER AND BOOKRUNNER:	GE Capital Markets, Inc.

LENDERS:	GE Capital and other lenders acceptable to Agent.

MAXIMUM AMOUNT:	Up to $200,000,000

TERM:	3.5 years.

BORROWING AVAILABILITY:	Borrowing Availability on a combined basis will be limited to the lesser of (A) the Maximum Amount and (B) an amount equal to (i) 85% of the Borrowers’ domestic eligible credit card receivables; plus (ii) 85% of the Net Orderly Liquidation Value (“NOLV”) of the Borrowers’ domestic eligible private label credit card receivables; plus (iii) 85% of the NOLV of domestic eligible finished goods inventory (other than in-transit inventory), valued at the lower of cost (FIFO) or market; plus (iv) the least of (x) 85% of the NOLV of eligible finished goods inventory that is located outside of the United States and is in-transit to a Credit Party’s facility in the United States, valued at the lower of cost (FIFO) or market, (y) 10% of the sum of those items identified in clauses (i), (ii), (iii) and (iv), and (z) $25,000,000; minus (v) reserves (the result of clauses (B)(i) through (B)(v) referred to as the “Borrowing Base”), minus (vi) the Availability Block (referred to below).

“Availability Block” means, at any time, 10% of the lesser of (i) the Maximum Amount and (ii) the Borrowing Base.

For purposes hereof “domestic” shall mean the United States of America.

Agent will retain the right, in the exercise of its reasonable (from the perspective of a secured asset-based lender) business judgment, from time to time to establish or modify advance rates, standards of eligibility and reserves (with appropriate lender approval in the case of increases to the advance rates or changes to eligibility criteria that would result in more credit being available). For the avoidance of doubt, no assets of the Excluded Subsidiaries or any subsidiary that is not a Borrower or a domestic subsidiary Guarantor shall be included in the calculation of the Borrowing Base.

USE OF PROCEEDS:	Loans will be used for working capital, capital expenditures and other corporate purposes and, solely to the extent that (i) all Merger Capital and all Term Loans (each, as hereinafter defined) shall have been used to repay AEON Debt (including, without limitation, any AEON Debt incurred after the date hereof to refinance Existing Bank Debt as such Existing Bank Debt matures or otherwise becomes due; for purposes hereof Existing Bank Debt shall be deemed to have “matured” or “or otherwise become due” upon (x) its scheduled maturity, (y) the occurrence of an event of default thereunder or (z) repayment thereof if such repayment resulted from the failure of such bank lender to provide any consent or waiver necessary to permit the amendments to the AEON Debt contemplated herein (such AEON Debt being hereinafter referred to as “AEON Refinancing Debt”)), Existing Bank Debt (each, as hereinafter defined) and transaction expenses of the Credit Parties in the manner specified under the heading “Closing Conditions” and (ii) the aggregate amount of such Merger Capital and Term Loans is insufficient to pay in full any of the Existing Bank Debt, any such AEON Refinancing Debt, or any such transaction expenses, then, subject to the limitations set forth herein, loans under the Credit Facility may be used to repay the Existing Bank Debt, any such AEON Refinancing

Debt and pay transaction expenses under this Transaction and the Merger Transaction (as hereinafter defined); provided that, in no event shall proceeds from any loans under the Credit Facility be commingled with the proceeds of any Merger Capital or any Term Loans.

INTEREST RATES:	For all loans, at Borrowers’ option, either (i) absent a default, 1, 2 or 3-month interest periods at the LIBOR Rate (as defined below) plus 4.50% (the “LIBOR Margin”) or (ii) floating at the Index Rate (as defined below) plus 3.50% (the “Base Rate Margin”, and together with the LIBOR Margin, the “Applicable Margins”).

“Index Rate” will be a floating rate of interest defined as the highest of (a) the rate last quoted by the Wall Street Journal (or another national publication selected by Agent) as the U.S. “Prime Rate,” (b) the Federal Funds Rate plus 300 basis points, and (c) the sum of the three-month LIBOR Rate plus 1.00%.

“LIBOR Rate” will be defined as the offered rate per annum for deposits of Dollars for the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) two (2) business days prior to the first day in each interest period; provided that at no time will the LIBOR Rate be deemed to be below the three-month LIBOR Rate determined 2 business days prior to the start of the applicable interest period.

To the extent (a) the Credit Facility does not close on or prior to the 90th day after the date of the Commitment Letter and (b) the Secondary Market Index for the 100 most widely held loans in the U.S. secondary market (“SMi U.S. 100”), as quoted by Reuter’s LPC, has decreased by at least 5 from the date of the Commitment Letter through the Closing Date, then each of the Applicable Margins set forth above shall be increased by the amount of basis points per annum equal to the product of (i) 8 multiplied by (ii) the actual decrease in the SMi U.S. 100 during the period commencing on the date of the Commitment Letter and ending on the Closing Date. As an example, if the SMi U.S. 100 decrease is 10, then each of the Applicable Margins shall be increased by 80 basis points (i.e., 8 multiplied by 10).

FEES:

Unused Facility Fee:	Commencing on the Closing Date, an unused facility fee (calculated on the basis of a 360-day year and actual days elapsed) of (a) until six months following the Closing Date, 1.00% per annum, and (b) thereafter, a percentage per annum determined in accordance with the pricing grid set forth below based on the average unused daily balance of the Maximum Amount (expressed as a percentage thereof):

Average unused daily balance of the Maximum

Amount	Unused Facility Fee
> 75%	1.00%

> 50% but ≤ 75%	0.75%

≤ 50%	0.50%

Such unused facility fee shall be payable to Agent for the account of each Lender monthly in arrears.

Prepayment Premium:	Payable in the event that the Maximum Amount is reduced or terminated, in an amount equal to the amount of the Maximum Amount so reduced or terminated, multiplied by 1.00% upon a prepayment during the first year following the Closing Date and 0% upon a prepayment at any time following the first anniversary following the Closing Date.

DEFAULT RATES:	From and after the occurrence of an event of default, the interest rates and fees applicable to all Obligations will be increased by 2.00% per annum over the interest rate otherwise applicable and such interest and fees will be payable on demand.

SECURITY:	To secure all obligations of Borrowers to Agent and Lenders, Agent, for itself and the ratable benefit of Lenders, will receive a fully perfected first priority security interest (subject only to certain permitted liens and encumbrances acceptable to Agent) in all of the existing and after acquired assets of the Borrowers and Guarantors (collectively, the

“Collateral”); provided that (i) in the case of any foreign subsidiary, the Collateral shall be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary, and (ii) the security interest of the Agent in all real estate and intellectual property of the Credit Parties (collectively, “Secondary Collateral”) shall be subject to the liens securing the Borrowers’ obligations under the Term Loan Facility and the L/C Facility. Notwithstanding anything to the contrary contained herein, in no event shall Collateral include interests in vehicles.

Notwithstanding the foregoing, (a) the Agent and the Lenders shall be granted an irrevocable, non-exclusive, royalty free, worldwide license to use, assign, license or sublicense all intellectual property constituting Secondary Collateral for purposes of enabling the Agent and the Lenders to administer, and exercise any rights and remedies with respect to, the Collateral and (b) the Agent and the Lenders shall be granted access rights, in scope and pursuant to access agreements reasonably satisfactory to the Agent, to all real property of the Credit Parties for purposes of enabling the Agent and the Lenders to administer, and exercise any rights and remedies with respect to, the Collateral.

FINANCIAL REPORTING:	The Financing documentation will require the Borrowers, on a monthly and quarterly basis, to provide to Agent and Lenders internally prepared financial statements. Annually, Borrowers will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Borrowers’ auditors. All financial statements shall be prepared on a consolidated and consolidating basis.

The Borrowers will provide copies of all financial statements and regular, periodic or special reports which any Credit Party may make to, or file with, the Securities and Exchange Commission.

Borrowers will provide a Borrowing Base Certificate on a monthly basis or a weekly basis if Borrowing Availability is less than 20% of the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, after giving effect to any reserves and the

Availability Block.

Borrowers shall provide all other information reasonably requested by the Agent.

PRIVATE LABEL CREDIT CARD MONITORING:	The Borrowers will provide the following with respect to private label credit cards:

(a) Concurrently with the delivery of each Borrowing Base Certificate, (i) a credit statistics report, (ii) report of outstanding account balances, new accounts, write-off analysis, and an aging of credit card receivables arising therefrom, (iii) portfolio summary (including a summary of new accounts, credit approvals, gross sales, returns and fees and interest arising therefrom), and (iv) a population stability report, in each case, in form and substance reasonably satisfactory to the Agent, accompanied by such supporting detail and documentation as shall be reasonably requested by Agent.

(b) No later than thirty (30) days after the end of each fiscal quarter: (i) a reserve report (including a summary of delinquent balances and a calculation of reserves established on account of private label credit card accounts, and (ii) a master file extract of all private label credit card accounts, which shall include, without limitation, account statement data, account base and charge-off data, in each case, in form and substance reasonably satisfactory to the Agent.

(c) Within (3) business days after the promulgation thereof, a summary setting forth any changes to (i) credit policies or approval procedures relating to any private label credit card or (ii) reserve policies or reserve levels established on account of any private label credit card.

Borrowers shall provide all other information reasonably requested by the Agent relating to private label credit cards.

Under certain conditions (including during an insolvency of the Credit Parties and other circumstances to be mutually agreed) the Credit Parties shall grant access to private label credit card systems to the Agent or an agent designated by the

Agent, to monitor, implement and restructure such systems to maintain and ensure systems and processing continuity.

AUDITS:	Inventory appraisals, third party A/R Appraisals and collateral audits to be conducted (i) if no default has occurred, three (3) times per year, (ii) if no default has occurred but Borrowing Availability is less than 20% of the lesser of (a) the Maximum Amount and (b) the Borrowing Base, four (4) times per year and (iii) if a default has occurred, at the Agent’s sole discretion.

DOCUMENTATION:	The Financing documentation will contain representations and warranties; conditions precedent; affirmative and negative covenants (but, for the avoidance of doubt, no financial covenants); prepayment conditions, indemnities; events of default and remedies as are usual and customary for transactions of this type (subject, in each case where appropriate, to materiality, exceptions, thresholds and grace periods to be agreed upon). Relevant documents, such as subordination and intercreditor agreements (if applicable), equity or stockholder agreements, incentive and employment agreements, tax agreements, security documents, access agreements, landlord waivers and other third party documents, and other material agreements, to be acceptable to Agent.

TERM LOAN AND L/C FACILITY:	The Borrowers shall be permitted, among other things, to enter into (a) a term loan facility (the “Term Loan Facility”) on the Closing Date, pursuant to which the Borrowers may incur up to $50 million of senior secured term loans (“Term Loans”) and (b) a letter of credit facility (the “L/C Facility”), pursuant to which the Borrowers shall be permitted to incur indebtedness under letters of credit in an aggregate amount to be mutually agreed to; provided that such Term Loan Facility and L/C Facility, shall (x) mature no earlier than a date that is 6 months after the end of the Term hereof and (y) shall otherwise be on terms (including subordination and intercreditor terms) reasonably satisfactory to the Agent.

Such Term Loan Facility and L/C Facility may be secured by a first priority lien upon any Secondary Collateral, and if requested by the Borrowers, a second lien upon the Collateral and, in the case of the letter of credit facility, cash and cash equivalent collateral (“L/C Facility Cash Collateral”); provided, that such security interests shall be granted on terms (including subordination and intercreditor terms) reasonably satisfactory to the Agent.

CASH ACCUMULATION:	So long as any loans or letters of credit are outstanding (and not cash collateralized), the Credit Parties shall not permit cash or cash equivalents in an aggregate amount in excess of $10,000,000 (other than L/C Facility Cash Collateral and cash necessary for the Borrowers and their subsidiaries to satisfy the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such current liabilities) to accumulate and be maintained in the deposit accounts and investment accounts of the Credit Parties and their subsidiaries. The Borrowers shall not utilize loans under the Credit Facility in any manner that would violate the foregoing provision and shall limit the use of any proceeds of any loan to those permitted uses specified under the heading “Use of Proceeds”.

CLOSING DATE:	The date that each of the conditions set forth under the heading “Closing Conditions” below is satisfied.

CLOSING CONDITIONS:	Usual and customary for a transaction of this type, including, without limitation, the following:

A newly-formed wholly-owned subsidiary of The Talbots, Inc. (hereinafter, “Merger Sub”) shall have consummated a merger with BPW Acquisition Corp. (“BPW”) in accordance with law and the Merger Documents referred to below, pursuant to which:
•	BPW shall be the surviving entity;

•	The Talbots, Inc. shall have received cash consideration (the “Merger Capital”) in a minimum amount sufficient, such that after giving effect to (A) the Merger Transaction (as defined below), (B) the payment of all AEON Debt (including, without limitation, AEON Refinancing Debt) and Existing Bank Debt, in the manner specified below, (C) the payment of all costs and expenses incurred in connection with the Transaction and the Merger Transaction, (D) the borrowing of Term Loans under the Term Loan Facility, and (E) the borrowing of loans under the Credit Facility on the Closing Date, the Borrowers shall have, on a pro forma basis (x) minimum Borrowing Availability of not less than $40 Million on the Closing Date (determined with trade payables being paid currently, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without any deterioration in working capital) and (y) the aggregate principal amount of all outstanding secured indebtedness (excluding limited secured indebtedness to be agreed upon) of the Credit Parties shall not exceed $222 Million on the Closing Date;

•	The existing shareholders of BPW shall have received a majority equity ownership interest in The Talbots, Inc.; and

•	Solely in consideration of the repayment of the AEON Debt and the Existing Bank Debt (which AEON has guaranteed for the benefit of the Credit Parties) and without the payment (in cash or otherwise) of any other amounts by any Credit Party, all of the outstanding equity interest of The Talbots, Inc. owned directly or indirectly by AEON Co., Ltd. shall be surrendered, retired, defeased and/or redeemed (hereinafter, the “Merger Transaction”); provided, however, that AEON Co., Ltd. may receive warrants for common shares of The Talbots, Inc. on terms and conditions reasonably acceptable to Agent and with an exercise price of not less than the fair market value per share of the common stock of The Talbots, Inc. on the Closing Date.

Each of the documents (the “Merger Documents”) executed in connection with the Merger Transaction shall be in form and substance reasonably satisfactory to the Agent.

Prior to requesting any loan under the Credit

Facility, the Borrowers shall have applied all proceeds of the Merger Capital and the Term Loans (if any) as follows: first, to the payment of all existing indebtedness of the Credit Parties owing under (x) the Loan Facility Agreement, dated as of February 25, 2009 (as amended, supplemented or otherwise modified from time to time, the “$200MM Term Loan Agreement”), between Talbots and AEON, (y) the Term Loan Agreement, dated as of July 15, 2008 (as amended on March 12, 2009, and as otherwise amended, supplemented or otherwise modified from time to time, the “$50MM Term Loan Agreement”), between Talbots and an affiliate of AEON and (z) the Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, supplemented or otherwise modified from time to time, the “$150MM Revolving Credit Agreement”) between Talbots and AEON (together with any other extension of credit to Talbots from AEON or any of its affiliates (collectively, the “AEON Debt”), second, to the payment of any AEON Refinancing Debt, third, to the payment of all existing indebtedness of the Credit Parties under each of its existing bank credit facilities (the “Existing Bank Debt”), and fourth, to the payment of all costs and expenses incurred in connection with the Transaction and the Merger Transaction; provided, however, that in the event that the aggregate proceeds of the Merger Capital and the Term Loans shall not be sufficient to pay in full either the Existing Bank Debt, any AEON Refinancing Debt and/or any such transaction costs, the Borrowers may, subject to the limitations set forth herein, borrow loans under the Credit Facility to pay any such excess Existing Bank Debt, any such AEON Refinancing Debt and/or transaction costs, provided that, in no event shall proceeds from any loans under the Credit Facility be commingled with the proceeds of any Merger Capital or the proceeds of any Term Loans.

All amounts due or outstanding in respect of the AEON Debt and the Existing Bank Debt shall have been (or substantially simultaneously with the closing under the Credit Facility shall be) paid in full in cash in the manner provided for above (or otherwise cancelled or forgiven for no consideration), all commitments (if any) in respect thereof terminated and all guarantees therefor (including without limitation the guaranties and support letters of AEON) and security (if any) therefor discharged and released. After giving effect to the Merger Transaction, the Transactions, and any other transactions contemplated hereby, the Borrowers and their subsidiaries shall have outstanding no indebtedness other than (a) the loans and other extensions of credit under the Credit Facility, (b) not more than $50 million of Term Loans under the Term Loan Facility, provided that the aggregate outstanding principal amount of Term Loans and loans under the Credit Facility shall not exceed $222 Million on the Closing Date, and (c) other limited indebtedness to be agreed upon.

Agent shall have received a funds-flow memorandum setting forth the sources and uses of the proceeds of the Merger Capital, the Term Loans and any loans under the Credit Facility, which funds-flow memorandum and the wire transfer instructions set forth therein shall be in form and substance reasonably satisfactory to the Agent and shall reflect the application of proceeds as set forth above.

Agent shall have received a fully executed pay-off letters (together with such other documents as the Agent may reasonably request) reasonably satisfactory to Agent confirming that the AEON Debt (including, without limitation, AEON Refinancing Debt) and the Existing Bank Debt will be repaid in full.

Completion by Agent of all legal due diligence (including, without limitation, legal due diligence with respect to all factoring and other sales arrangements with respect to credit card receivables (including, private label credit card receivables) of the Borrowers’ and their subsidiaries) with results reasonably satisfactory to Agent. Without limiting the foregoing, the corporate structure, capital structure, ownership and management of BPW, must be consistent with that previously disclosed to Agent and otherwise reasonably acceptable to Agent.

Agent shall have received (a) the results of updated audits and collateral appraisals (consistent with the most recent audits and collateral appraisals provided to Agent by Borrowers), in each case, as reasonably requested by the Agent and with results reasonably satisfactory to Agent and (b) all financial statements, models, projections and forecasts, in each case, as reasonably requested by the Agent.

Agent shall be reasonably satisfied tax structure of the of the Merger Transaction, the Transactions and any other transactions contemplated hereby (including, without limitation, any adverse tax consequences on the Credit Parties resulting from the cancellation of any debt in connection with the Merger Transaction, the Transactions and any other transactions contemplated hereby).

The Agent shall have received a copy of the fairness opinion delivered to the board of directors of Talbots from a firm reasonably acceptable to the board of directors of Talbots regarding the Merger Transaction, in form and substance reasonably satisfactory to the Agent.

Evidence reasonably satisfactory to the Agent that all rent payments for real property that are due on or prior to the Closing Date shall have been paid on or prior to the respective due dates therefor.

Agent will have full cash dominion by means of lock boxes and blocked account agreements.

Such other assurances, certificates, documents, consents or opinions as the Agent or the Lenders reasonably may require.

Yield Protection:	Customary yield protection provisions, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances and withholding taxes.

GOVERNING LAW:	New York.